Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER 2013 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES DECEMBER 31, 2012 FINANCIAL RESULTS

FIRST QUARTER 2013 DIVIDEND DECLARED

New York, NY —February 27, 2013— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share payable on March 29, 2013 to stockholders of record as of March 15, 2013.

DECEMBER 31, 2012 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2012.

HIGHLIGHTS

Financial

	Q4-12		Q4-11		FY-12		FY-11
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.45		$0.47		$1.65		$1.54
Net investment income	$94.5	$0.38	$92.4	$0.45	$348.9	$1.52	$282.4	$1.38
Net realized gains (losses)	$65.6	$0.27	$(8.4)	$(0.04)	$44.0	$0.19	$77.3	$0.38
Net unrealized gains (losses)	$15.0	$0.06	$34.1	$0.17	$115.3	$0.50	$(40.2)	$(0.20)
GAAP net income	$175.1	$0.71	$118.1	$0.58	$508.2	$2.21	$319.5	$1.56
Dividends declared (3)		0.43		0.36		1.60		1.41

	As of December 31,
(in millions, except per share data)	2012	2011
Portfolio investments at fair value	$5,924.6	$5,094.5
Total assets	$6,401.2	$5,387.4
Stockholders’ equity	$3,988.3	$3,147.3
Net assets per share	$16.04	$15.34

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3) For the quarter and year ended December 31, 2012, the dividends declared include additional dividends of $0.05 per share and $0.10 per share, respectively.

Portfolio Activity

(dollar amounts in millions)	Q4-12	Q4-11	FY-12	FY-11
Portfolio Activity During the Period:
Gross commitments	$1,062.8	$852.8	$3,197.0	3,674.4
Exits of commitments	$1,157.2	$688.1	$2,614.5	2,603.1

Portfolio as of the End of the Period:
Number of portfolio company investments			152	141
Weighted average yield of debt and other income producing securities:
At fair value(4)			11.3%	12.0%
At amortized cost(5)			11.4%	12.1%

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at fair value.

(5)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at amortized cost.

FOURTH QUARTER 2012 OPERATING RESULTS

For the quarter ended December 31, 2012, Ares Capital reported GAAP net income of $175.1 million or $0.71 per share (basic and diluted), Core EPS(2) of $0.45 per share (basic and diluted),  net investment income of $94.5 million, or $0.38 per share (basic and diluted), and net realized and unrealized gains of $80.7 million or $0.33 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2012, total assets were $6.4 billion, stockholders’ equity was $4.0 billion and net asset value per share was $16.04.

In the fourth quarter of 2012, Ares Capital made $1,062.8 million in new commitments, including commitments to 10 new portfolio companies, 10 existing portfolio companies, as well as eight additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, 26 were sponsored transactions.  As of December 31, 2012, 95 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,062.8 million in new commitments made during the fourth quarter of 2012, approximately 50% were in first lien senior secured debt, 9% were in subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the SSLP), 34% were in second lien senior secured debt and 7% were in other equity securities.  Of these commitments, 87% were in floating rate debt securities, 90% of which contained interest rate floors and the remaining 10% were in the subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors.  We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

During the fourth quarter of 2012, significant new commitments included:

•                  $170 million in a second lien senior term loan and equity of a keg management solutions provider;

•                  $125 million in first lien senior revolving and term loans and equity of a payroll and accounting services provider to the entertainment industry;

•                  $112 million in a second lien senior term loan of a revenue cycle management provider to the emergency healthcare industry;

•                  $91 million in the subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans to eight portfolio companies in a variety of industries;

•                  $75 million in a second lien senior term loan of a healthcare patient infection control and preventive care solutions provider;

•                  $73 million in first lien senior revolving, delayed draw and term loans and equity of an endurance sports media and event operator;

•                  $69 million in first lien senior revolving, delayed draw and term loans of a correctional facility healthcare operator;

•                  $56 million in first lien delayed draw and term loans of a solar power generation facility developer and operator;

•                  $50 million in first lien revolving, delayed draw and term loans of an airport restaurant operator;

•                  $43 million first lien delayed draw and term loans of a healthcare technology provider; and

•                  $26 million in first lien delayed draw and term loans of a records and information management services provider.

Also during the fourth quarter of 2012, Ares Capital exited approximately $1,157.2 million of investment commitments. Investment commitments exited in the fourth quarter were driven by the elevated amount of liquidity in the markets and anticipated changes in tax regulations, resulting in a higher level of refinancing, repayment and sale activity.

The fair value of Ares Capital’s portfolio investments at December 31, 2012 was $5.9 billion, including $5.2 billion in debt and other income producing securities. These portfolio investments at fair value were comprised of approximately 60% of senior secured debt securities (39% in first lien loans and 21% in second lien loans), 21% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 5% of senior subordinated debt securities, 4% of preferred equity securities and 10% of other equity securities. As of December 31, 2012, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 11.3%(4) (11.4% at amortized cost(5)) and 75% of the investments at fair value were in floating rate securities.

President Michael Arougheti commented, “Our strong fourth quarter results concluded a very good year for us in which we reported our highest level of annual core earnings per share, generated another year of net realized gains and increased our dividends and book value.  We believe that our business is well positioned with no near term debt maturities, modest leverage and a significant amount of available debt capacity.”  Mr. Arougheti continued, “Given our strong performance in 2012, we estimate that we will be carrying over undistributed taxable income into 2013 of approximately $0.96 per share.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2012, the weighted average grade of the investments in our portfolio at fair value was 3.1. Also, as of December 31, 2012, loans on non-accrual status represented 2.3% of total investments at amortized cost (or 0.6% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2012, Ares Capital had $269.0 million in cash and cash equivalents and $2.3 billion in aggregate principal amount of outstanding debt ($2.2 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.6 billion available for additional borrowings under its existing credit facilities as of December 31, 2012.

In October 2012, we issued an additional $7.5 million in aggregate principal amount of our 5.875% senior unsecured notes due October 1, 2012 (the “October 2022 Notes”). The additional notes were issued pursuant to the partial exercise of an over-allotment option that we granted to the underwriters in September 2012 in connection with the October 2022 Notes offering, bringing the total aggregate principal amount of the October 2022 Notes to $182.5 million.

In addition, in the fourth quarter of 2012, we issued $270.0 million aggregate principal amount of unsecured convertible senior notes that mature on January 15, 2018 (the “2018 Convertible Notes”), unless previously converted or repurchased in accordance with their terms.  We do not have the right to redeem the 2018 Convertible Notes prior to maturity.  The 2018 Convertible Notes bear interest at a rate of 4.75% per year, payable semi-annually commencing on July 15, 2013.  In certain circumstances, the 2018 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 50.3290 shares of common stock per one thousand dollar principal amount of the 2018 Convertible Notes, which was equivalent to an initial conversion price of approximately $19.87 per share of our common stock, subject to customary anti-dilution adjustments. The initial conversion price of the 2018 Convertible Notes was approximately 17.5% above the $16.91 per share closing price of our common stock on October 3, 2012.

We used the net proceeds of the additional issuance of the October 2022 Notes and the issuance of the 2018 Convertible Notes to repay outstanding debt and for general corporate purposes, which included funding investments in accordance with our investment objective.

FOURTH QUARTER 2012 DIVIDEND

For the three months ended December 31, 2012, Ares Capital declared on November 5, 2012 a regular dividend of $0.38 per share and an additional dividend of $0.05 per share for a total of approximately $106.8 million. The record date for these dividends was December 14, 2012 and the dividends were paid on December 28, 2012.

RECENT DEVELOPMENTS

On January 25, 2013, Ares Capital and Ares Capital Funding LLC (“Ares Capital CP”), an indirect wholly owned subsidiary of Ares Capital, entered into an amendment to Ares Capital CP’s revolving funding facility (the “Revolving Funding Facility”). The amendment, among other things, modified the interest charged on the Revolving Funding Facility from the previous applicable spreads of 2.50% over LIBOR and 1.50% over “base rate” (as defined in the agreements governing the Revolving Funding Facility) to applicable spreads ranging from 2.25% to 2.50% over LIBOR and ranging from 1.25% to 1.50% over “base rate,” in each case, determined monthly based on the composition of the borrowing base relative to outstanding borrowings under the facility. After giving effect to the amendment and the relevant borrowing base and amounts outstanding thereunder, the interest charged on the Revolving Funding Facility as of January 25, 2013 was based on a spread over one-month LIBOR of 2.25% or a spread over “base rate” of 1.25%. As of such date, one-month LIBOR was 0.2037% and the “base rate” was 3.25%.

From January 1, 2013 through February 22, 2013, we made new investment commitments of $165 million, of which $162 million were funded. Of these new commitments, 60% were in second lien senior secured loans, 30% were in first lien senior secured loans, 9% were investments in subordinated certificates of the SSLP, the proceeds of which were applied to co-investments with GE to fund first lien senior secured loans through the SSLP, and 1% were in preferred equity securities. Of the $165 million of new investment commitments, 92% were floating rate and 8% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.5%. We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From January 1, 2013 through February 22, 2013, we exited $208 million of investment commitments. Of these investment commitments, 47% were first lien senior secured loans, 45% were second lien senior secured loans, 7% were investments in subordinated certificates of the SSLP and 1% were other equity securities. Of the $208 million of exited investment commitments, 97% were floating rate, 2% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.8%. On the $208 million of investment commitments exited from January 1, 2013 through February 22, 2013, we recognized total net realized gains of approximately $10 million.

In addition, as of February 22, 2013, we had an investment backlog and pipeline of approximately $290 million and $155 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close.  Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 27, 2013, at 11:00 a.m. (ET) to discuss its financial results for the fourth quarter and year ended December 31, 2012. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 2377804 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 12, 2013 at 9:00 AM ET to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10023413.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $59 billion of committed capital under management as of December 31, 2012. For more information, visit http://www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of December 31,
	2012	2011

ASSETS
Total investments at fair value (amortized cost of $5,823,451 and $5,108,663, respectively)	$5,924,555	$5,094,506
Cash and cash equivalents	269,043	120,782
Interest receivable	108,998	99,078
Receivable for open trades	131	550
Other assets	98,497	72,521
Total assets	$6,401,224	$5,387,437
LIABILITIES
Debt	$2,195,872	$2,073,602
Management and incentive fees payable	131,585	92,496
Accounts payable and other liabilities	53,178	47,691
Interest and facility fees payable	30,603	26,383
Payable for open trades	1,640	—
Total liabilities	2,412,878	2,240,172
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 and 400,000 common shares authorized respectively, 248,653 and 205,130 common shares issued and outstanding, respectively	249	205
Capital in excess of par value	4,117,517	3,390,354
Accumulated overdistributed net investment income	(27,910)	(10,449)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(202,614)	(218,688)
Net unrealized gain (loss) on investments	101,104	(14,157)
Total stockholders’ equity	3,988,346	3,147,265
Total liabilities and stockholders’ equity	$6,401,224	$5,387,437
NET ASSETS PER SHARE	$16.04	$15.34

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2012	2011	2010

INVESTMENT INCOME:
Interest income from investments	$571,472	$473,253	$393,629
Capital structuring service fees	102,136	97,335	54,680
Dividend income	39,738	38,367	14,368
Management and other fees	18,924	16,742	14,372
Other income	15,755	8,789	6,347
Total investment income	748,025	634,486	483,396
EXPENSES:
Interest and credit facility fees	142,976	122,512	79,347
Incentive fees	127,045	112,377	76,895
Base management fees	86,228	71,603	51,998
Professional fees	12,040	16,529	29,941
Administrative fees	9,322	9,563	10,979
Other general and administrative	10,381	12,025	13,028
Total expenses	387,992	344,609	262,188
NET INVESTMENT INCOME BEFORE INCOME TAXES	360,033	289,877	221,208
Income tax expense, including excise tax	11,172	7,474	5,392
NET INVESTMENT INCOME	348,861	282,403	215,816
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains:
Investments	46,734	96,560	45,393
Foreign currency transactions	—	—	85
Net realized gains	46,734	96,560	45,478
Net unrealized gains (losses):
Investments	115,261	(40,192)	230,895
Foreign currency transactions	—	—	(152)
Net unrealized gains (losses)	115,261	(40,192)	230,743
Net realized and unrealized gains from investments	161,995	56,368	276,221
GAIN ON THE ACQUISITION OF ALLIED CAPITAL CORPORATION	—	—	195,876
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	(2,678)	(19,318)	(1,961)
REALIZED GAIN ON SALE OF OTHER ASSETS	—	—	5,882
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$508,178	$319,453	$691,834
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$2.21	$1.56	$3.91
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	230,151	204,860	176,732

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2012 and 2011 are provided below.

	For the three months ended		For the years ended
	December 31,		December 31,
	2012 (unaudited)	2011 (unaudited)	2012 (unaudited)	2011 (unaudited)
Basic and diluted Core EPS(1)	$0.45	$0.47	$1.65	$1.54
Net realized and unrealized gains	0.33	0.13	0.69	0.18
Incentive fees attributed to net realized and unrealized gains	(0.07)	(0.02)	(0.13)	(0.16)
Income tax expense related to realized gains	—	—	—	—
Basic and diluted GAAP EPS	$0.71	$0.58	$2.21	$1.56

(1)   Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.